SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                October 23, 2003
 -------------------------------------------------------------------------------
                (Date of Report, date of earliest event reported)



                           TITANIUM METALS CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



Delaware                   0-28538                    13-5630895
--------------------------------------------------------------------------------
(State or other           (Commission                (IRS Employer
 jurisdiction of           File Number)               Identification
 incorporation)                                       Number)



1999 Broadway, Suite 4300, Denver, CO                      80202
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)


                                 (303) 296-5600
 -------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
 -------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 7(c):    Exhibits

              Exhibit 99.1 Press Release issued on October 23, 2003 by Registrant setting forth Registrant's third-quarter 2003 financial results.

Item 12: Results of Operations and Financial Condition

     On October 23, 2003, the Registrant issued a press release announcing its financial results for the third quarter of 2003. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

     The information in this Form 8-K and the Exhibit attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly identified in such filing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           TITANIUM METALS CORPORATION
                           (Registrant)




                            By: /s/ Matthew O'Leary
                            ----------------------------------------
                                 Matthew O'Leary
                                 Corporate Attorney and Assistant Secretary


Date: October 23, 2003

                                                                    Exhibit 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                             CONTACT:

Titanium Metals Corporation                        Bruce P. Inglis
1999 Broadway, Suite 4300                          Vice President - Finance and
Denver, Colorado 80202                              Corporate Controller
                                                   (303) 291-2996


                   TIMET ANNOUNCES THIRD QUARTER 2003 RESULTS

     DENVER, COLORADO . . . October 23, 2003 . . . Titanium Metals Corporation ("TIMET" or the "Company") (NYSE: TIE) reported operating income of $1.3 million for the third quarter of 2003, compared to an operating loss of $4.3 million for the third quarter of 2002. The Company reported a net loss for the third quarter of 2003 of $3.0 million, or $0.94 per share, compared to a net loss of $9.1 million, or $2.89 per share, for the year-ago period. Third quarter 2003 results were significantly impacted by the following:

     o The previously announced $6.8 million one-time charge related to the termination of a purchase and sales agreement between the Company and Wyman-Gordon Company, recorded as a reduction in sales, and

     o The Company's revision of its estimate of probable loss associated with the previously reported tungsten inclusion matter. Based upon a current analysis of information pertaining to asserted and unasserted claims, the Company reduced its accrual for pending and future customer claims to $0.5 million, resulting in a $1.7 million reduction in cost of sales.

     Net sales were $83.6 million (stated net of the $6.8 million charge) during the third quarter of 2003 compared to net sales of $82.8 million during the year-ago period. The increase in net sales was primarily due to a 95% increase in melted product sales volume, a 4% increase in mill product average selling prices and the weakening of the U.S. dollar compared to the British pound sterling and the euro. These factors were partially offset by a 27% decrease in melted product average selling prices. Melted products consist of ingot and slab. The increase in melted product volume and the decrease in melted product average selling prices principally reflects a change in product mix relative to a significant sale of slab in the third quarter of 2003, for which selling prices are lower than ingot.

     The Company's backlog at the end of September 2003 was approximately $160 million, compared to $140 million at the end of June 2003 and $165 million at the end of September 2002.

     The Company was in a net cash position at September 30, 2003 of $29.0 million, consisting of $29.9 million of cash less $0.9 million of debt. The Company's unused borrowing availability under its U.S. and European credit agreements was approximately $133 million at September 30, 2003.

     All share and per share disclosures presented in this release for the three and nine months ended September 30, 2002 have been adjusted to give effect to the Company's previously reported one-for-ten reverse stock split effective after the close of trading on February 14, 2003.

     J. Landis Martin, Chairman and CEO, said, "We are encouraged by the improvement in our operating results for the third quarter over the year-ago period. Excluding the one-time $6.8 million charge, our sales increased 9% from the comparable period in 2002. We believe this is a reflection of improved demand as well as increased market share for many of our product groups. While our results are certainly not yet where we want them to be, we are encouraged that improving operating results from U.S.-based commercial airlines coupled with the expected benefits of our recently announced price increase and our continued focus on cost controls will enable our year-on-year improvement in operating results to continue."

     Mr. Martin continued, "Our current outlook for full year 2003 is for sales revenue to be approximately $375 million to $385 million. At this level, we expect a full year operating loss of break even to $5 million and a full year net loss of $20 million to $25 million, which reflects a $5 million to $10 million improvement from our previous guidance."

     TIMET is discontinuing the practice of hosting a quarterly earnings conference call in connection with the issuance of its interim earnings results. However, TIMET intends to continue the practice of hosting an earnings conference call at the time it issues its year-end earnings results.

     In an effort to provide investors with information in addition to the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company discloses net cash (cash and cash equivalents less indebtedness, excluding capital lease obligations, BUCS and accrued dividends thereon), a non-GAAP financial disclosure, to aid in analyzing the Company's liquidity position.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are risks and uncertainties including, but not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply or achieve lower costs, the possibility of labor disruptions, fluctuations in currency exchange rates, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product development, the supply of raw materials and services, changes in raw material and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts, the Company's ability to achieve reductions in its cost structure and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The financial information contained in this release is subject to future correction and revision and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time, filed with the Securities and Exchange Commission.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on the internet at http://www.timet.com.

                                    o o o o o


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


                           TITANIUM METALS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (In millions, except per share and product shipment data)
                                   (unaudited)

                                                                             Three Months Ended              Nine Months Ended
                                                                               September 30,                   September 30,
                                                                         ---------------------------    ----------------------------
                                                                            2003           2002            2003            2002
                                                                         ------------   ------------    ------------    ------------

Net sales                                                                $     83.6     $     82.8      $    284.7      $    281.5
Cost of sales                                                                  83.6           87.7           279.4           279.9
                                                                         ------------   ------------    ------------    ------------

   Gross margin                                                                 -             (4.9)            5.3             1.6

Selling, general, administrative and development expense                        8.5           10.7            28.0            32.5
Other income (expense), net                                                     9.8           11.3            13.8            14.8
                                                                         ------------   ------------    ------------    ------------

   Operating income (loss)                                                      1.3           (4.3)           (8.9)          (16.1)

Interest expense                                                                0.3            0.9             1.5             2.4
Other non-operating income (expense), net                                      (0.2)          (0.9)           (0.9)          (29.2)
                                                                         ------------   ------------    ------------    ------------

   Pretax income (loss)                                                         0.8           (6.1)          (11.3)          (47.7)

Income tax expense (benefit)                                                    0.3           (0.5)            0.8            (1.3)
Minority interest - BUCS                                                        3.5            3.3            10.4            10.0
Other minority interest, net of tax                                             -              0.2             0.2             1.2
                                                                         ------------   ------------    ------------    ------------

Loss before cumulative effect of change in accounting principles               (3.0)          (9.1)          (22.7)          (57.6)

Cumulative effect of change in accounting principles                            -              -              (0.2)          (44.3)
                                                                         ------------   ------------    ------------    ------------

    Net loss                                                             $     (3.0)    $     (9.1)     $    (22.9)     $   (101.9)
                                                                         ============   ============    ============    ============

Basic and diluted loss per share:
      Before cumulative effect of change in accounting principles        $    (0.94)    $    (2.89)     $    (7.18)     $   (18.23)
      Cumulative effect of change in accounting principles                     -              -              (0.06)         (14.03)
                                                                         ------------   ------------    ------------    ------------
                                                                         $    (0.94)    $    (2.89)     $    (7.24)     $   (32.26)
                                                                         ============   ============    ============    ============

Basic and diluted weighted average shares outstanding                           3.2            3.2             3.2             3.2

Mill product shipments:
   Volume (metric tons)                                                       2,015          2,005           6,510           6,825
   Average price ($ per kilogram)                                        $    32.35     $    31.25      $    32.05      $    31.20

Melted product shipments:
   Volume (metric tons)                                                       1,220            625           3,500           1,895
   Average price ($ per kilogram)                                        $    10.05     $    13.85      $    11.80      $    14.75


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